EXHIBIT 10.2

PROMISSORY NOTE

FOR VALUE RECEIVED, Pro-Pharmaceuticals, Inc., a Nevada corporation (the “Maker”), promises to pay to the order of 10X Fund, L.P., a Delaware limited partnership (the “Holder”), or any subsequent Holder, the Redemption Amount that is outstanding from time to time with interest at the rate of 15% per annum, compounded monthly. All principal and accrued interest on this Note shall be payable on the Maturity Date (as hereinafter defined), and until the Maturity Date the Maker shall make quarterly payments of interest, which shall be due on the first day of each calendar quarter, commencing with the first day of the first calendar quarter occuring after the Effective Date of this Note. This Note shall mature on the later the occur of (a) one (1) year after the Effective Date of this Note, or (b) the last Series B-2 Redemption Date to occur with respect to any issue of Series B-2 Convertible Preferred Stock of the Maker.

The “Redemption Amount” shall mean any amount the Maker is required to pay the Holder upon any redemption of Preferred Stock by the due date for payment thereof pursuant to the Certificate of Designation of Preferences, Rights and Limitations of Series B-1 Convertible Preferred Stock and Series B-2 Convertible Preferred Stock of the Maker, as filed with the Secretary of State of Nevada (the “Certificate of Designation”).

“Series B-2 Redemption Date” shall have the meaning it is defined to have in the Certificate of Designation.

The “Effective Date” shall mean the date this Note is released from escrow to the Holder pursuant to Section 7(d) of the Certificate of Designation.

In the event any quarterly interest payment is not made within five (5) days of its due date, the Maker shall pay a late charge of five (5%) percent of the amount of the payment, provided that only one (1) such late charge may be collected on any particular payment however long that payment shall remain past due. Upon acceleration of the unpaid principal balance pursuant to this Note, all amounts due under the Note will bear interest at 18% per annum until paid in full. In the event of default on the part of the Maker hereunder, whether by a failure to make a quarterly interest payment or a failure to pay all principal and accrued interest hereunder after demand by the Holder, the unpaid principal shall bear interest at the rate of fifteen percent (l8%) per annum from the date of such default until such default is cured.

Maker may prepay any principal amount of this Note in part or whole without premium or penalty upon thirty (30) days prior written notice to the Holder. Any prepayment shall be applied first to accrued interest and the balance to reduction of the outstanding principal. Any such prepayments shall not postpone the due date of any subsequent quarterly payments nor change the amount of such payments unless otherwise agreed to in writing by Holder.

Principal and interest payments are payable at 1099 Forest Lake Terrace, Niceville, FL 32578, or at such other address that Holder may designate.

If from any circumstances whatsoever fulfillment of any provision of this Note at the time performance of such provision shall be due shall involve transcending the limit prescribed by any applicable usury statute or any other applicable law, with regard to obligations of like character and amount, then, ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity, so that in no event shall any exaction be possible under this Note or under any other instrument evidencing or securing the indebtedness evidenced hereby, that is in excess of the current limit of such validity, but such obligation shall be fulfilled to the limit of such validity.

Presentment for payment, demand, protest and notice of demand, notice of dishonor and notice of nonpayment and all other notices are hereby waived by Maker. No failure to accelerate the debt evidenced hereby by reason of default hereunder, acceptance of a past due installment, or indulgences granted from time to time shall be construed (1) as a novation of this Note or as a restatement of the indebtedness evidenced hereby or as a waiver of such right of acceleration or of the right of the Holder thereafter to insist upon strict compliance with the terms of this Note, or (2) to prevent the exercise of such right of acceleration or any other right granted hereunder or by applicable law; and Maker hereby expressly waives the benefit of any statute or rule of law or equity now provided, or which may hereafter be provided, which would produce a result contrary to or in conflict with the foregoing. No extension of the time for the payment of this Note or any installment due hereunder, made by agreement with any person now or hereafter liable for the payment of this Note shall operate to release, discharge, modify, change or affect the original liability of the Maker under this Note, either in whole or in part, unless the Holder agrees otherwise in writing. This Note may not be changed orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.

Maker hereby waives and renounces for itself, its heirs, successors and assigns, all rights to the benefits of any statute of limitations, any moratorium, reinstatement, marshaling, forbearance, valuation, stay, extension, redemption, appraisement and exemption now provided, or which may hereafter by provided, by the Constitution and laws of the United States of America and of the State of Massachusetts or Delaware, against the enforcement and collection of the obligations evidenced by this Note except as described above.

In the event this Note is collected by or through an attorney or by the order of a court of competent jurisdiction, all cost of collection, including but not limited to court costs and reasonable attorneys’ fees, shall be paid by Maker. This Note is to be construed and enforced according to the laws of the State of Delaware.

Dated: February 12, 2009.

PRO-PHARMACEUTICALS, INC.

/s/ Maureen Foley	/s/ Anthony Squeglia
Witness	By:	Anthony Squeglia
	Its:	Chief Financial Officer

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